AIR T, INC. ANNOUNCES RESIGNATION OF ANDREW STUMPF, BOARD MEMBER

MINNEAPOLIS, MN, November 25, 2019 -- AIR T, INC. (NASDAQ:AIRT), a company organized as a portfolio of powerful businesses that operate independently yet interrelatedly, today announced the resignation of Andrew Stumpf, a member of its Board of Directors.

On November 23, 2019, Andrew Stumpf, Air T Board Member, informed the Company that he is resigning effective immediately for personal reasons. Said Mr. Stumpf, “I have very much appreciated the opportunity to serve this great company as a member of its Board of Directors these past five years. I feel confident I am leaving it in great hands. I wish the entire Air T team tremendous success, and I look forward to furthering Air T’s mission and objectives in other interrelated ways.” Nick Swenson, Air T Chairman and CEO, said: “We are disappointed to see Andrew leave. He was an outstanding Director these past five years. We truly appreciate his service. The stock has appreciated at a rate far higher than the market generally during his tenure and he was a crucial contributor for many of our most critical issues. We look forward to continuing our work with Andrew in other capacities.”

With Mr. Stumpf’s resignation, the Board has voted unanimously to reduce the number of Directors from eight individuals to seven.

ABOUT AIR T, INC.
Established in 1980, AIR T, INC. is a powerful portfolio of businesses and financial assets, each of which operate independently yet interrelatedly. The Company’s three core segments are: overnight air cargo, aviation ground support equipment manufacturing, and commercial aircraft asset management and logistics. Our ownership interests are designed to expand, strengthen and diversify AIR T, INC.’s cash earnings power. Our goal is to build on AIR T, INC.’s core businesses, and when appropriate, to expand into adjacent and other industries that we believe fit into the AIR T, INC. portfolio. For more information, visit www.airt.net.

Forward-Looking Statements
Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including, but not limited to, the risk that contracts with major customers will be terminated or not extended, future economic conditions and their impact on the Company’s customers, the Company’s ability to recover on its investments, the timing and amounts of future orders under the Company’s Global Ground Support subsidiary’s contract with the United States Air Force, and risks and uncertainties related to business acquisitions, including the ability to successfully achieve the anticipated benefits of the acquisitions, inflation rates, competition, changes in technology or government regulation, information technology disruptions, and the impact of future terrorist activities in the United States and abroad. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. The Company is under no obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact
AIR T, INC.
Brian Ochocki
Chief Financial Officer
bochocki@airt.net
612.263.9961
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